Exhibit (11)

                         OWENS CORNING AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

Basic:
-----

                                                                       2000             1999             1998
                                                                       ----             ----             ----
                                                                    (In millions of dollars, except share data)

Net income (loss)                                                $      (478)         $    270          $   (705)
                                                                 ============         ========          =========
Basic weighted-average number of common
  shares outstanding (thousands)                                      54,816            54,083            53,579
                                                                      ======            ======            ======

Basic per share amount                                           $     (8.71)         $   4.98          $(13.16)
                                                                 ============         ========          ========

Diluted:
-------
Net income (loss)                                                $      (478)         $    270          $   (705)
                                                                 ============         ========          =========
Weighted-average number of shares outstanding
  (thousands)                                                         54,816            54,697            53,579
Weighted-average common equivalent shares
  (thousands):
    Deferred awards                                                        -               189                 -
    Stock options using the average market price
      during the period                                                    -                 -                 -
    Shares from assumed conversion of
      preferred securities                                                 -             4,566                 -
                                                                 -----------           -------          --------

Diluted weighted-average number of common
  shares outstanding and common equivalent
  shares (thousands)                                                  54,816            59,452            53,579
                                                                      ======            ======            ======

Diluted per share amount                                         $     (8.71)         $   4.67          $(13.16)
                                                                 ============         ========          ========
